UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2017

Minn Shares Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-54218 (Commission File Number)	37-1615850 (I.R.S. Employer Identification No.)

315 E. Lake St. Suite 301, Wayzata, MN 55391

(Address of principal executive offices)

877-973-9191

Registrant’s telephone number, including area code:

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On February 14, 2017 (the “Record Date”), the stockholders (the “Stockholders”) holding a majority of the outstanding shares of Minn Shares Inc. (the “Company”) executed a written consent in lieu of a special meeting approving an amendment to the Company’s certificate of incorporation to approve a reverse stock split of the Company’s common stock, par value $0.0001 (the “Common Stock”), at a ratio of 1-for-50.

Item 8.01 Other Items.

On February 15, 2017, the Company disclosed that it expects to conduct a private placement (the “Private Placement”) of up to 33,333,333 units, with each unit consisting of one share of Common Stock and one Common Stock purchase warrant at an offering price of $0.06 per unit (on a pre-reverse split basis) to accredited investors only to raise working capital for the Company. Each warrant will entitle the warrant holder to purchase one share of Common Stock at an exercise price of $0.10 per share. The Company also disclosed that it plans to issue approximately 30,000,000 shares of Common Stock (on a pre-reverse split basis) to convert an aggregate amount of approximately $3 million in principal and interest due under the Company’s junior bridge notes, senior bridge notes, convertible promissory notes, and certain accounts payable at a conversion price of $0.10 per share (the “Debt Conversion”).

Rule 135c Notice

The Common Stock and warrants to be issued in the Private Placement and the Debt Conversion will not be or have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The disclosure within this Current Report on Form 8-K is being made pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended. As required by Rule 135c, this report does not constitute an offer to sell or the solicitation of an offer to buy securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 17, 2017
	By:	/s/ John P. Yeros
	Its:	Chief Executive Officer

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